NEWS RELEASE

For Immediate Release

Nord Resources Enters Into a Forbearance and Loan Modification Agreement with Nedbank Limited

TUCSON, AZ, September 10, 2014 – Nord Resources Corporation (OTCQB: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, is pleased to announce that it has entered into a Forbearance and Loan Modification Agreement with Nedbank Limited dated September 9, 2014. Under the Agreement, Nedbank has agreed to forbear from the exercise of its rights and remedies, as specified in the Second Amended and Restated Credit Agreement by and between Nedbank and Company dated March 31, 2009, in respect of approximately $52 million (the “Indebtedness”) due and owing to Nedbank and its affiliates under the Company’s secured term loan facility, copper hedge program and interest rate swap program, for a period of up to 45 days. In addition Nedbank has agreed to lend the Company up to $350,000 in new advances through a revolving credit facility in order to help fund critical budgeted operating expenses at the Johnson Camp Mine during the forbearance period. The new advances will bear interest at LIBOR plus 8.5% per annum. All advances and interest thereon shall mature and become due and payable upon the termination or expiry of the forbearance period under the Forbearance Agreement, and are secured against the Company’s assets.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company’s primary asset, which is located in Dragoon, Arizona, approximately 65 miles east of Tucson. For further information, please visit our website at nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be “forward-looking”.

Nord’s continuation as a going concern is dependent upon its ability to refinance the obligations under its Credit Agreement with Nedbank, the Copper Hedge Agreement with Nedbank Capital, its interest rate swap program and its unsecured note payable to

Fisher Sand & Gravel Company, raise additional capital, and on its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations. To succeed, Nord must be able to proceed with its plans to build additional leach pad capacity, resume full operations, and achieve its operating plan. If management cannot achieve its operating plan because of the company’s inability to obtain the required financing, or because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Nord's business and operations are subject to the risk factors set forth in Nord's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca